FOR IMMEDIATE RELEASE                                                                                                                        AUGUST 7, 2014

TANDY LEATHER FACTORY REPORTS Q2 2014 FINANCIAL RESULTS
QUARTERLY SALES UP 4%; NET INCOME UP 8%

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the second quarter of 2014.  Consolidated net income for the quarter ended June 30, 2014 was $1.8 million compared to consolidated net income of $1.6 million for the second quarter of 2013, an increase of 8%.  Fully diluted earnings per share for the quarter were $0.17, compared to $0.16 in the second quarter of last year.  Total sales for the quarter ended June 30, 2014 were $19.7 million, up 4% from $19.0 million in the second quarter last year.

Consolidated sales for the six months ended June 30, 2014 were $39.5 million, up 3% from 2013’s first half sales of $38.2 million.  Consolidated net income for the first half of 2014 was up 13% to $3.6 million or $0.35 per fully-diluted share versus $3.2 million or $0.32 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, increased $959,000 in the second quarter, a 9% improvement over last year's second quarter.  Eighty stores comprised Tandy Leather's operations on June 30, 2014.  For the first six months of 2014, Retail Leathercraft’s sales increased $1.4 million, or 6%, over the first six months of 2013.  Second quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory stores and national account group, were down 4%, or $271,000, from the same quarter last year.  For the first six months of 2014, Wholesale Leathercraft’s sales were down $177,000, or 1%, compared to the same period in 2013.  International Leathercraft, consisting of three stores located in the United Kingdom, Spain and Australia, reported a sales increase of 4%, or $42,000, compared to the second quarter of 2013.  For the year, International Leathercraft’s sales were up 8%, or $152,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 64.9%, up from 62.8% for the second quarter of 2013.  For the first two quarters of this year, consolidated gross profit margin was 64.5%, increasing from last year's gross profit margin of 62.4%.  Consolidated operating expenses rose approximately 6% and 5% for the quarter and the year, respectively, or $549,000 in the current quarter and $988,000 for the first six months over the same periods a year ago.  For the second quarter, the significant increases in expenses occurred in employee compensation, advertising and marketing, depreciation, and store rent and utilities.  For the year, expenses increases occurred in employee compensation, travel, depreciation, advertising and marketing, and store rent.  As a percentage of sales, consolidated operating margin improved for the quarter to 13.5% compared to 12.4% last year’s second quarter.  On a year-to-date basis, consolidated operating margin increased from 13% last year to 14.2% in the current year.

Jon Thompson, Chief Executive Officer and President, commented, “We are pleased with our second quarter results overall.  Our gross profit margins for the quarter and the year are the highest in our history.  That is the result of customer mix (retail versus wholesale) and product mix (sales of leather versus non-leather products).  Our inventory investment is higher than normal for this time of the year.  That is because we began the build-up for the fourth quarter earlier this year and we have had the opportunity to make some unexpected purchases of some of our stock leathers at very aggressive pricing.  That will continue to support our strong gross profit margins as we move through the rest of the year.”

Chief Financial Officer and Treasurer, Shannon Greene, added, “Operating expenses have increased slightly faster than sales so far this year – primarily in three areas:  employee compensation, advertising and marketing, and store rents and utilities.  Employee compensation is up due to an increase in employee headcount at the stores and higher store manager pay based on store profit.  Our advertising and marketing expenses historically tend to be higher in the first half of the year and the increase in rent and utilities is the result of the store relocations into larger space, rather than an increase in rental rates themselves.  We will continue to monitor expenses closely, always looking for ways to reduce costs where we can without affecting the customer experience.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 80 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or shannon.greene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 06/30/14		Quarter Ended 06/30/13
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$6,457,467	$1,106,942	$6,728,586	$883,533
Retail Leathercraft	12,201,624	1,427,913	11,242,080	1,377,105
International Leathercraft	1,044,516	121,422	1,002,347	85,426
Total Operations	$19,703,607	$2,656,277	$18,973,013	$2,346,064

	Six Months Ended 06/30/14		Six Months Ended 06/30/13
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$13,281,435	$2,479,579	$13,458,320	$1,896,498
Retail Leathercraft	24,157,978	2,900,616	22,801,941	2,891,944
International Leathercraft	2,102,660	242,745	1,950,579	178,482
Total Operations	$39,542,073	$5,622,940	$38,210,840	$4,966,924

Wholesale Leathercraft	Quarter Ended 06/30/14		Quarter Ended 06/30/13
	# of stores	Sales	# of stores	Sales
Same store sales	29	$6,451,664	29	$6,347,666
National account group	n/a	5,803	n/a	380,920
Total Sales – Wholesale Leathercraft	29	$6,457,467	29	$6,728,586

Wholesale Leathercraft	Six Months Ended 06/30/14		Six Months Ended 06/30/13
	# of stores	Sales	# of stores	Sales
Same store sales	29	$12,932,785	29	$12,791,987
National account group	n/a	348,650	n/a	666,333
Total Sales – Wholesale Leathercraft	29	$13,281,435	29	$13,458,320

Retail Leathercraft	Quarter Ended 06/30/14		Quarter Ended 06/30/13
	# of stores	Sales	# of stores	Sales
Same store sales	76	$11,811,841	76	$11,077,281
New store sales	4	389,783	-	-
Closed store sales	-	-	2	164,799
Total Sales – Retail Leathercraft	80	$12,201,624	78	$11,242,080

Retail Leathercraft	Six Months Ended 06/30/14		Six Months Ended 06/30/13
	# of stores	Sales	# of stores	Sales
Same store sales	76	$23,421,926	76	$22,471,947
New store sales	4	736,052	-	-
Closed store sales	-	-	2	329,994
Total Sales – Retail Leathercraft	80	$24,157,978	78	$22,801,941

International Leathercraft	Quarter Ended 06/30/14		Quarter Ended 06/30/13
	# of stores	Sales	# of stores	Sales
Same store sales	3	$1,044,516	3	$1,002,347
New store sales	-	-	-	-
Total Sales – Intl Leathercraft	3	$1,044,516	3	$1,002,347

International Leathercraft	Six Months Ended 06/30/14		Six Months Ended 06/30/13
	# of stores	Sales	# of stores	Sales
Same store sales	3	$2,102,660	3	$1,950,579
New store sales	-	-	-	-
Total Sales – Intl Leathercraft	3	$2,102,660	3	$1,950,579

Tandy Leather Factory, Inc.
Consolidated Balance Sheets

	June 30, 2014 (unaudited)	December 31, 2013 (audited)
ASSETS
CURRENT ASSETS:
Cash	$7,402,534	$11,082,679
Accounts receivable-trade, net of allowance for doubtful accounts
of $0 and $1,000 in 2014 and 2013, respectively	796,106	762,405
Inventory	36,001,590	26,300,830
Prepaid income taxes	468,307	-
Deferred income taxes	369,978	309,533
Prepaid expenses	1,277,871	1,609,644
Other current assets	350,232	478,593
Total current assets	46,666,618	40,543,684

PROPERTY AND EQUIPMENT, at cost	21,156,669	20,290,990
Less accumulated depreciation and amortization	(6,484,259)	(5,863,280)
	14,672,410	14,427,710

GOODWILL	981,527	981,985
OTHER INTANGIBLES, net of accumulated amortization of
$645,000 and $622,000 in 2014 and 2013, respectively	80,582	103,228
Other assets	336,975	341,959
	$62,738,112	$56,398,566

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$2,055,912	$1,884,637
Accrued expenses and other liabilities	6,697,117	5,808,882
Dividend payable	2,549,684	-
Income taxes payable	-	272,198
Current maturities of long-term debt	2,452,500	202,500
Total current liabilities	13,755,213	8,168,217

DEFERRED INCOME TAXES	1,129,589	1,212,557

LONG-TERM DEBT, net of current maturities	2,041,875	2,396,250

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares authorized;
none issued or outstanding; attributes to be determined on issuance	-	-
Common stock, $0.0024 par value; 25,000,000 shares authorized;
11,226,957 and 11,192,356 shares issued at 2014 and 2013;
10,233,334 and 10,198,733 shares outstanding at 2014 and 2013	26,945	26,862
Paid-in capital	5,921,889	5,892,907
Retained earnings	42,577,805	41,507,592
Treasury stock at cost (993,623 shares at 2014 and 2013)	(2,894,068)	(2,894,068)
Accumulated other comprehensive income	178,864	88,249
Total stockholders' equity	45,811,435	44,621,542
	$62,738,112	$56,398,566

Tandy Leather Factory, Inc.
Consolidated Statements of Income
(Unaudited)
For the Three and Six Months Ended June 30, 2014 and 2013

	THREE MONTHS		SIX MONTHS
	2014	2013	2014	2013

NET SALES	$19,703,607	$18,973,013	$39,542,073	$38,210,840

COST OF SALES	6,924,001	7,052,892	14,046,744	14,359,890

Gross profit	12,779,606	11,920,121	25,495,329	23,850,950

OPERATING EXPENSES	10,123,329	9,574,057	19,872,389	18,884,026

INCOME FROM OPERATIONS	2,656,277	2,346,064	5,622,940	4,966,924

OTHER INCOME (EXPENSE):
Interest expense	(44,855)	(51,544)	(90,683)	(107,638)
Other, net	5,334	98,284	6,678	125,023
Total other income (expense)	(39,521)	46,740	(84,005)	17,385

INCOME BEFORE INCOME TAXES	2,616,756	2,392,804	5,538,935	4,984,309

PROVISION FOR INCOME TAXES	851,271	763,451	1,919,038	1,768,635

NET INCOME	$1,765,485	$1,629,353	$3,619,897	$3,215,674

NET INCOME PER COMMON SHARE:
Basic	$0.17	$0.16	$0.35	$0.32
Diluted	$0.17	$0.16	$0.35	$0.32

Weighted Average Number of Shares Outstanding:
Basic	10,198,733	10,167,649	10,198,733	10,165,060
Diluted	10,239,823	10,216,535	10,239,447	10,205,439

Tandy Leather Factory, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
For the Six Months Ended June 30, 2014 and 2013

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,619,897	$3,215,674
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	715,920	562,710
(Gain) Loss on disposal or abandonment of assets	(1,409)	85,458
Non-cash stock-based compensation	29,065	11,686
Deferred income taxes	(143,413)	157,099
Other	84,854	(328,000)
Net changes in assets and liabilities, net of effect of business acquisitions:
Accounts receivable-trade, net	(33,701)	(315,451)
Inventory	(9,700,760)	(1,635,238)
Income taxes	(740,505)	24,484
Prepaid expenses	331,773	(365,277)
Other current assets	128,361	(611,980)
Accounts payable-trade	171,275	1,270,216
Accrued expenses and other liabilities	888,235	163,184
Total adjustments	(8,270,305)	(981,109)
Net cash provided by (used in) operating activities	(4,650,408)	2,234,565

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(949,082)	(1,962,700)
Proceeds from sale of assets	18,736	515
Decrease (increase) in other assets	4,984	91
Net cash used in investing activities	(925,362)	(1,962,094)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in revolving credit loan	2,250,000	-
Payments on notes payable and long-term debt	(354,375)	(405,000)
Net cash provided by (used in) financing activities	1,895,625	(405,000)

NET DECREASE IN CASH	(3,680,145)	(132,529)

CASH, beginning of period	11,082,679	7,705,182

CASH, end of period	$7,402,534	$7,572,653

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$90,683	$107,638
Income tax paid during the period, net of (refunds)	$2,567,257	$1,584,223

NON-CASH INVESTING ACTIVITIES:
Accrued dividend	$2,549,684	-